Exhibit I

The Enforcement Decree of

The Korea Development Bank Act

Presidential Decree No. 858, Promulgated on January 18, 1954

Amended by Cabinet Decree No. 458, February 20, 1962

Amended by Presidential Decree No. 3667, December 17, 1968

Amended by Presidential Decree No. 4186, October 29, 1969

Amended by Presidential Decree No. 4253, November 14, 1969

Amended by Presidential Decree No. 5497, January 27, 1971

Amended by Presidential Decree No. 7986, February 12, 1976

Amended by Presidential Decree No. 8613, July 2, 1977

Amended by Presidential Decree No. 10022, September 10, 1980

Amended by Presidential Decree No. 14438, December 23, 1994

Amended by Presidential Decree No. 14632, April 28, 1995

Amended by Presidential Decree No. 15514, November 29, 1997

Amended by Presidential Decree No. 16323, May 24, 1999

Amended by Presidential Decree No. 16617, December 27, 1999

Amended by Presidential Decree No. 16742, March 4, 2000

Amended by Presidential Decree No. 18457, June 29, 2004

Amended by Presidential Decree No. 18736, March 8, 2005

Amended by Presidential Decree No. 19191, December 28, 2005

Amended by Presidential Decree No. 19806, December 29, 2006

Amended by Presidential Decree No. 20653, February 29, 2008

Amended by Presidential Decree No. 21480, May 6, 2009

Amended by Presidential Decree No. 21516, May 29, 2009

Amended by Presidential Decree No. 21641, July 27, 2009

Amended by Presidential Decree No. 21969, December 31, 2009

Amended by Presidential Decree No. 23488, January 6, 2012

Wholly Amended by Presidential Decree No. 25945, December 30, 2014

Amended by Presidential Decree No. 26205, April 20, 2015

Amended by Presidential Decree No. 26600, October 23, 2015

Amended by Presidential Decree No. 30677, May 12, 2020

Chapter I. General Provisions

Article 1. (Purpose)

The purpose of this Decree is to set forth the matters delegated by The Korea Development Bank Act and necessary for the enforcement thereof.

Article 2. (Registration of Incorporation)

(1) The President (also known as Chairman & CEO; hereinafter referred to as the “President”) of The Korea Development Bank (hereinafter referred to as “KDB”) shall, within two (2) weeks from the date on which KDB is incorporated, register the incorporation of KDB at the location of its head office.

(2) The registration of the incorporation shall contain the following matters:

1. Purpose;

2. Name;

3. Location of head office;

4. Location of branches;

5. Capital, the total number of authorized shares to be issued and the par value of each share;

6. Total number and types of issued shares, and number and characteristic of each type of issued share;

7. Name, resident registration number and address of the President;

8. Names and addresses of the Managing Director, Directors and the Auditor; and

9. Method of serving public notice.

(3) KDB shall, at the location of its branches, register the matters prescribed in Paragraph (2) within three (3) weeks from the date of the registration of the incorporation.

Article 3. (New Registration)

When KDB establishes a branch, it shall register the following matters:

1.	The location and date of establishment of such a branch at the location of the head office within two (2) weeks from the date when the branch is established; and

2.

The matters prescribed in Subparagraphs 1 through 3, 7 and 9 of Paragraph (2) of Article 2 at the location of each newly established branch within three (3) weeks from the date when the branch is established.

Article 4. (Registration of Relocation)

(1) When KDB has relocated its head office to another location, KDB shall register the new location and date of relocation at the original location, and the matters prescribed in each Subparagraph of Paragraph (2) of Article 2 at the new location within two (2) weeks.

(2) When KDB has relocated a branch to another location, KDB shall register the new location of such branch and the date of relocation at the location of the head office and the original location of such branch and the matters prescribed in Subparagraphs 1 through 3, 7 and 9 of Paragraph (2) of Article 2 at the new location of such branch within two (2) weeks.

Article 5. (Registration of Changes)

If any change has occurred in any of the matters prescribed in Paragraph

(2) of Article 2, such change shall be registered at the location of the head office within two (2) weeks. In this case, if the matters prescribed in Subparagraphs 1 through 3, 7 and 9 of Paragraph (2) of Article 2 have been changed, such changes shall be registered at the location of each branch within three (3) weeks.

Article 6. (Registration of Appointment of Proxies)

If a proxy has been appointed in accordance with Article 15 of The Korea Development Bank Act (hereinafter referred to as the “Act”), the following matters shall, within two (2) weeks after the appointment, be registered at the location of the head office or branch having the proxy. The same requirement shall apply in case where there are any changes to the registered matters:

1.	The name, resident registration number and address of the proxy; and

2.	Restrictions, if any, on the powers of the proxy.

Article 7. (Calculation of Registration Period)

If the approval of the Financial Services Commission is required with respect to any of the matters which are to be registered in accordance with Articles 2 through 6, the registration period shall commence on the date when the written approval is received.

Article 8. (Registry Office)

(1) The competent registry office with respect to the registrations by KDB shall be the district court, branch court of a district court or registry office, as the case may be, which has jurisdiction over the head office or branch of KDB.

(2)	Each registry office shall keep the Register Book of KDB.

Article 9. (Applicant of Registration)

The application for the registration of KDB shall be made by the President.

Article 10. (Documents Attached to Application for Registration)

The following documents shall be attached to the application form for registration under Articles 2 through 6:

1.

In case of registration of incorporation under Article 2: Articles of Incorporation, a copy of the approval certificate of Articles of Incorporation, documents certifying that the initial capital has been paid-in, and documents certifying the qualifications of the President;

2.	In case of registration of a branch under Article 3: Documents certifying the establishment of such branch;

3.	In case of registration of relocation of the head office or a branch under Article 4: Documents certifying the relocation of the head office or the branch;

4.	In case of registration of change under Article 5: Documents certifying such change in the contents of the registration; and

5.	In case of registration of appointment of a proxy under Article 6: Documents certifying the appointment of the proxy and the restrictions, if any, imposed on the powers of the proxy.

Article 11. (Public Notice of Registration of Incorporation)

When KDB has completed the registration of its incorporation in accordance with Article 2, it shall serve immediate public notice thereof.

Chapter II. Industrial Finance Bonds

Article 12. (Methods of Issuance of Industrial Finance Bonds)

(1) Industrial Finance Bonds prescribed in Paragraph (1) of Article 23 of the Act (hereinafter referred to as “Industrial Finance Bonds”) shall be issued by public offering or private placement with qualified investors.

(2) The issuance of Industrial Finance Bonds by public offering shall adopt the method of floatation (including the method of competitive bidding) or public sale.

Article 13. (Subscription of Industrial Finance Bonds, Etc.)

(1) Any person who intends to subscribe to Industrial Finance Bonds shall state on the application forms in duplicate the number of Industrial Finance Bonds to which he intends to subscribe, and his address, and shall place his signature and seal thereon.

(2) The application form shall be prepared by the President, and shall contain the following matters:

1.	The name of KDB;

2.	The total amount of Industrial Finance Bonds to be issued;

3.	The nominal value of each denomination of Industrial Finance Bond;

4.	The rate of interest on Industrial Finance Bonds to be issued;

5.	The manner and date of redemption of principal;

6.	The manner and date of payment of interest;

7.	The issue price or minimum level of issue price of Industrial Finance Bonds;

8.	The authorized capital and paid-in capital of KDB;

9.	The statement that Industrial Finance Bonds are being issued under Article 24 of the Act, if issued thereunder; and

10.	The total amount of unredeemed Industrial Finance Bonds, if any.

(3) Notwithstanding Subparagraph 4 of Paragraph (2), if the rate of interest on Industrial Finance Bonds has not been set, the subscriber shall state on the application form the subscription rate of interest.

(4) Notwithstanding Subparagraph 7 of Paragraph (2), if the issue price of Industrial Finance Bonds has not been set or if the minimum level of issue price has been set, the subscriber shall state on the application form the subscription price.

Article 14. (Firm Commitment Underwriting)

Article 13 shall not apply when the total amount of Industrial Finance Bonds being issued is taken up under an underwriting agreement.

Article 15. (Total Amount of Industrial Finance Bonds to be Issued)

If it is stated in the application form that Industrial Finance Bonds are validly issued even when the total amount of subscriptions to the bonds is less than the total issue amount of the bonds to be issued stated in the application form, the total amount of subscriptions shall be that of the bonds to be issued.

Article 16. (Payment of Subscription Price of Industrial Finance Bonds)

When the subscription period for Industrial Finance Bonds has been closed, the President shall, without delay, demand that the subscribers shall pay the full amount of each bond.

Article 17. (Time to Issue Industrial Finance Bonds)

No certificate of Industrial Finance Bonds shall be issued prior to the total amount of the issued Industrial Finance Bonds is paid up except when Industrial Finance Bonds are issued under Article 18.

Article 18. (Issuance of Industrial Finance Bonds by Public Sale)

(1) In case that Industrial Finance Bonds are issued by a public sale, the sale period shall be set in advance.

(2) When Industrial Finance Bonds are issued under Paragraph (1), the application form for subscription shall not be prepared.

(3) In the certificate of Industrial Finance Bonds issued under Paragraph (1), the matters prescribed in Subparagraphs 1, and 3 through 6 of Paragraph (2) of Article 13, and the serial number of each Industrial Finance Bond shall be stated.

Article 19. (Public Notice of Issuance by Public Sale)

When KDB intends to issue Industrial Finance Bonds by a public sale, it shall serve public notice by advertising the sale period and the matters stated in Subparagraphs 1 through 7 of Paragraph (2) of Article 13.

Article 20. (Maintenance of Register of Industrial Finance Bonds, Etc.)

(1) KDB shall cause the Register of Industrial Finance Bonds to be kept at its head office.

(2) In the Register of Industrial Finance Bonds, the following matters shall be contained:

1.	Total number of Industrial Finance Bonds, and the serial number of each bond;

2.	Issue date of Industrial Finance Bonds; and

3.	Matters stated in Subparagraphs 2 through 6 of Paragraph (2) of Article 13.

(3) When Industrial Finance Bonds are issued in non-bearer form, the following matters shall, in addition to those stated in Paragraph (2), be contained in the Register of Industrial Finance Bonds:

1.	The name and address of each holder; and

2.	The date of acquisition thereof.

Article 21. (Inspection of Register of Industrial Finance Bonds)

Holders of Industrial Finance Bonds shall, at any time during the business hours of KDB, be entitled to request the inspection of the Register of Industrial Finance Bonds.

Article 22. (Transfer of Industrial Finance Bonds in Non-Bearer Form)

The transfer of Industrial Finance Bonds in non-bearer form shall not be set up against KDB or other third parties unless and until the name and address of the transferee are entered in the Register of Industrial Finance Bonds, and unless and until the name of the transferee is entered on the bond certificate.

Article 23. (Creation of Pledge on Industrial Finance Bonds in Non-Bearer Form)

(1) A pledge on an Industrial Finance Bond in non-bearer form shall not be set up against KDB or other third parties unless and until the name and address of the pledgee are entered in the Register of Industrial Finance Bonds.

(2) When a pledge is created in accordance with Paragraph (1), KDB shall enter a statement to that effect on the bond certificate.

Article 24. (Cancellation of Industrial Finance Bonds)

KDB may purchase and cancel Industrial Finance Bonds to the extent such cancellation does not hinder the business operations of KDB prescribed in Article 18 of the Act.

Article 25. (Lost Coupons)

(1) When the coupon attached to an Industrial Finance Bond in bearer form has been lost, an amount equivalent thereto shall, upon redemption, be deducted from the sum to be repaid.

(2) The bearer of the coupon stated in Paragraph (1) may, at any time, request KDB, in exchange for the coupon, to pay the amount which has been deducted.

Article 26. (Notice to Subscribers, Etc. of Industrial Finance Bonds, Etc.)

(1) Notices or peremptory notices to subscribers of Industrial Finance Bonds shall be sent to the address entered on the subscription application form; provided, however, that if the subscriber gives KDB another address for the purpose of notices or peremptory notices, they shall be sent there.

(2) Paragraph (1) shall also apply to notices or peremptory notices sent to persons having title to Industrial Finance Bonds before the bond certificate is issued.

(3) Notices or peremptory notices to holders of Industrial Finance Bonds in non-bearer form shall be sent to the address appearing on the Register of Industrial Finance Bonds. If the holder gives KDB another address for the purpose of notices or peremptory notices, they shall be sent there.

(4) Notices or peremptory notices to holders of Industrial Finance Bonds in bearer form may be given by public notice.

Chapter III. Fund Management Committee

Article 27. (Composition of Fund Management Committee)

(1) The Fund Management Committee prescribed in Article 29 of the Act (hereinafter referred to as the “Committee”) shall consist of not more than nine (9) members, including one (1) Chairman.

(2)	The members of the Committee are as follows:

1.	The President;

2.	Each person nominated by the Minister of Strategy and Finance and the Chairman of the Financial Services Commission from each of their competent public officials belonging to the Senior Civil Service;

3.	One (1) person nominated by the Governor of the Bank of Korea under the Bank of Korea Act from the bank’s competent executives;

4.

Two (2) persons nominated by the Chairman of the Financial Services Commission considering the gender composition of the Committee, from the officers of the institutions that make contribution to the Fund as prescribed in Subparagraphs 1 through 3 of Paragraph (2) of Article 23-2 of the Act on the Structural Improvement of the Financial Industry; and

5.

Three (3) persons who have sufficient knowledge and experience in policy finance or other related areas, each of whom are commissioned by the Chairman of the Financial Services Commission considering the gender composition of the Committee.

(3) The term of office of the members prescribed in Subparagraph 5 of Paragraph (2) shall be two (2) years each; provided, however, that they may be reappointed once.

(4) Any vacancy in the members prescribed in Subparagraph 5 of Paragraph (2) shall be filled by commissioning a new member, and the term of office of such new member shall be calculated from the date of his/her commission.

Article 28. (Operation of Committee)

(1) The President shall be the Chairman of the Committee (hereinafter referred to as the “Chairman”).

(2) The Chairman represents the Committee and shall be in charge of the overall business operations of the Committee.

(3) If the Chairman is unable to perform his/her duties due to unavoidable reasons, a member designated by the Committee in advance shall perform the duties on his/her behalf.

(4) The Chairman shall convene the meeting of the Committee as prescribed in the Articles of Incorporation.

(5) The Chairman shall, upon receiving a demand of a majority of incumbent members, call a meeting without delay.

(6) A meeting of the Committee shall be duly constituted to proceed with the attendance of a majority of incumbent members and adopt resolutions by the affirmative vote of a majority of members present at the meeting.

(7) Matters required for operation of the Committee other than ones provided under Paragraphs (1) through (6) shall be decided by the Chairman after the Committee’s resolution.

Chapter III-2. Key Industry Stabilization Fund for

Overcoming the Crisis and Protecting Employment

Article 28-2. (Key Industry Sectors)

“Industry sectors designated by the Presidential Decree” in the other part than each Subparagraph of Article 29-2 (2) of the Act mean the following industry sectors under the Standard Industry Classification announced by the Commissioner of Statistics Korea in accordance with Article 22 of the Statistics Act:

1.	Air transportation business, air transportation support service business;

2.	Maritime transport business, port and other maritime terminal operation business, water-borne cargo handling business; and

3.

Other industry sectors to be designated by the Financial Services Commission after listening to the opinion of the head of the competent central administrative body, from among the industry sectors listed under each Subparagraph of Article 29-2 (2) of the Act, as acknowledged to be in need of the Fund Support from the Key Industry Stabilization Fund for Overcoming the Crisis and Protecting Employment (“Key Industry Stabilization Fund”) under Article 29-2 (1) of the Act in that managerial difficulties including drastic decrease in sales, etc. of such industry sectors are likely to have significant effect on national economy, stabilization of employment and national security, etc. In that case, the Financial Services Commission shall consult with the Minister of Economy and Finance in advance.

Article 28-3. (Method of Issuance of the Key Industry Stabilization Fund Bonds)

With respect to issuance method of the Key Industry Stabilization Fund Bonds in accordance with Article 29-3 (2) of the Act, and other matters relating to such issuance, Article 25 of the Act and Articles 12, 13(1), Subparagraphs 1 to 7 and 10 of Article 13(2), 13(3) and 13(4), Articles 14 to 21, 24 and 26 of this Decree shall apply mutatis mutandis. In that case “Industrial Financing Bonds” shall be regarded as “Key Industry Stabilization Fund Bonds,” “the Industrial Financing Bonds under Article 23(1) of the Act” in Article 12 shall be regarded as “the Key Industry Stabilization Fund Bonds under Article 29-3(2) of the Act” and “in accordance with Article 18 of the Act” in Article 24 shall be regarded as “management, operation and support of the Key Industry Stabilization Fund in accordance with Article 18(2)7 of the Act”.

Article 28-4. (Exercise of Voting Rights of Stocks)

“Cases provided by the Presidential Decree” in the proviso clause of Article 29-4 (5) of the Act shall mean any of the following cases:

1.

Resolution of matters that are likely to have significant impact on the value of stocks (including contributed shares) such as decrease in share capital and issuance of stocks at price less than the par value, etc.; or

2.

Exercise of voting rights that are required to preserve assets of the Key Industry Stabilization Fund in case where a Key Industrial Enterprise in receipt of the Fund Support in accordance with Article 29-3 (2) of the Act files an application for rehabilitation procedure under the “Debtor Rehabilitation and Bankruptcy Act” or administrative procedure under the “Corporate Restructuring Promotion Act”.

Article 28-5. (Composition and Operation of the Key Industry Stabilization Fund Management Committee)

(1) Members of the Key Industry Stabilization Fund Management Committee (“Key Industry Stabilization Fund Management Committee”) under Article 29-6 of the Act shall consist of the following persons as appointed by the Chairman of the Financial Services Commission. However, any person under each Subparagraph of Article 7 of the Special Act on the Management of Public Funds may not become a member:

1.	2 persons recommended by the competent standing committee of the National Assembly;

2.	1 person recommended by the Minister of Economy and Finance;

3.	1 person recommended by the Minister of Employment and Labor;

4.	1 person recommended by the Chairman of the Financial Services Commission;

5.	1 person recommended by the Chairman of the Korea Chamber of Commerce and Industry; and

6.	1 person nominated by the Chairman from among the officers and the employees of KDB.

(2) The chairman of the Key Industry Stabilization Fund Management Committee shall be elected from among the members.

(3) The term of office of a member shall be two (2) years, renewable.

(4) Any vacancy in the office of a member shall be filled in by appointing new member and the term of office of newly appointed member shall be the remaining term of the predecessor.

(5) With respect to operation of the Key Industry Stabilization Fund Management Committee, the provisions from Paragraphs (2) to (7) of Article 28 shall apply mutatis mutandis. In that case, the Management Committee shall be regarded as the Key Industry Stabilization Fund Management Committee.

Chapter IV. Accounting

Article 29. (Methods of Distribution of Dividends in Kind)

(1) When KDB intends to distribute a portion of its annual net profit in the form of dividend in kind under Paragraph (3) of Article 31 of the Act, such dividend shall originate from the properties which have been paid-in to KDB.

(2) Article 62 of the State Properties Act shall apply mutatis mutandis to compute the value of the properties which have been paid-in under Paragraph (1).

Chapter V. Criteria and Supervision for Sound Management

Article 30. (Supervision for Sound Management)

(1) The Financial Services Commission shall conduct supervision of KDB in order to secure KDB’s sound management as prescribed in Article 34 of the Act and in this Chapter except for the operations prescribed in Subparagraph 7 of Paragraph (2) of Article 18 of the Act.

(2) The Financial Services Commission may establish detailed regulations necessary for the supervision pursuant to Paragraph (1).

Article 31. (Credit Limit on Same Single Bor ower)

(1) KDB shall not extend credit (as defined in Subparagraph 7 of Paragraph (1) of Article 2 of the Banking Act; hereinafter the same shall apply in this Chapter) exceeding twenty five percent (25%) of its net worth (as defined in Subparagraph 5 of Paragraph (1) of Article 2 of the Banking Act; hereinafter the same shall apply in this Chapter) to the same single person, legal entity and other persons who belong to the same business group (as defined in Subparagraph 2 of Article 2 of the Monopoly Regulation and Fair Trade Act) (hereinafter collectively referred to as the “Same Single Borrower”); provided, however, that KDB is exempted from this limitation in any of the following cases:

1.

Where KDB extends additional credit to a company that is undergoing rehabilitation proceedings under the Debtor Rehabilitation and Bankruptcy Act, or the work-out program under the auspices of creditor financial institutions;

2.	Where KDB extends additional credit to a person that has acquired the company set forth in Subparagraph 1 in accordance with the relevant acquisition agreement;

3.	Where KDB breaches the credit limit with the exception of each of Subparagraphs hereof owing to the following reasons though KDB did not extend additional credit:

a.	Increase of Korean Won-converted amount resulting from exchange rate fluctuations;

b.	Capital reduction of the KDB;

c.	Changes of the ownership composition of the Same Single Borrower;

d.	M&A, or business transfer among the companies which received credit; or

e.	Any other reasons including rapid changes of economic conditions as acknowledged by the Financial Services Commission as unavoidable;

4.

Where KDB extends credit to the electric source developer in accordance with the execution plan for electric source development business pursuant to the Electric Power Source Development Promotion Act;

5.

Where the Financial Services Commission acknowledges, subject to consultation with the Minister of Strategy and Finance, as necessary for the implementation of industrial policies including social overhead capital projects, or the promotion of national living standards; or

6.	Where the Financial Services Commission acknowledges as necessary for the achievement of the purpose of the incorporation of KDB.

(2) In case the limitation prescribed by the main sentence of Paragraph (1), with the exception of each of Subparagraphs, is exceeded in accordance with Subparagraph 3 of the same Paragraph, the credit shall be adjusted to be within the limitation prescribed by the main sentence of Paragraph (1) within one (1) year from the date of such breach of the required limit; provided, however, that the Financial Services Commission may determine and extend the obedience period in any of the following cases:

1.	Where it is difficult to collect the already extended credit in time because the credit is not due;

2.

Where the circumstances set forth in Subparagraph 3.a or 3.b of Paragraph (1) last for a long time and the collection of credit is deemed to have significant impact on the managerial stability of the person who is provided with the credit; or

3.

Where the Financial Services Commission acknowledges that KDB’s asset quality would remain largely unharmed even with a certain period of exceeding the credit limit in such circumstances similar to Subparagraphs 1 and 2.

Article 32. (Credit Limit on Same Person or Legal Entity, Etc.)

(1) KDB shall not extend credit exceeding twenty percent (20%) of its net worth to each of the same person or legal entity.

(2) KDB shall not extend a large amount of credit, which shall mean the credit exceeding ten percent (10%) of its net worth, to each of the Same Single Borrower, in an aggregate amount over five times of its net worth.

(3) The proviso of Paragraph (1) of Article 31, with the exception of each of Subparagraphs, each of Subparagraphs of the same Paragraph, and Paragraph (2) of the same Article shall apply mutatis mutandis to Paragraphs (1) and (2).

Article 33. (Limitation on Equity Participation in Other Legal Entities, Etc.)

(1) KDB shall not acquire shares exceeding fifteen percent (15%) of voting shares (including subscription certificates; hereinafter the same shall apply in this Article) of any legal entity; provided, however, that KDB is exempted from such limitation in any of the following cases:

1.	Where KDB acquires shares of other legal entities, which the Government has channeled to KDB as a capital subscription;

2.	Where KDB acquires bonus shares through share dividends or capital increase without consideration;

3.	Where KDB acquires shares through debt/equity conversion resulting from corporate restructuring, and so forth;

4.	Where KDB acquires shares by executing security rights;

5.	Where KDB acquires shares by participating in capital increase with consideration to the extent of its existing shares;

6.	Where KDB acquires shares by converting share-related bonds, including bonds with subscription warrant, into shares;

7.

Where KDB acquires shares by making contribution to a company engaging in the type of business designated by the Financial Services Commission while holding over fifteen percent (15%) of its voting shares (hereinafter referred to as the “Subsidiary”). In this case, the total contributions to each Subsidiary shall not exceed twenty percent (20%) of the net worth (excluding the amount which has been contributed under Subparagraphs 8 and 10) of KDB;

8.	Where KDB acquires equity securities by contributing to the small and medium business start-up investment cooperatives under the Support for Small and Medium Enterprise Establishment Act, the

new technology project investment associations under the Specialized Credit Finance Business Act, the specialized investment association for materials and components under the Act on Special Measures for the Promotion of Specialized Enterprises, Etc., for Materials and Components, the corporate restructuring associations registered under Article 15 of the Industrial Development Act (it shall mean the statute previous to Law No. 9584 which is the complete amendment statute of the Industrial Development Act), the privately placed funds participating in management for improving corporate structure under Article 20 of the Industrial Development Act, the Korea Venture Fund under the Act on Special Measures for the Promotion of Venture Businesses, or the privately placed funds under Paragraph 19 of Article 9 of the Financial Investment Services and Capital Markets Act;

9.

Where KDB acquires shares by contributing to venture businesses under the Act on Special Measures for the Promotion of Venture Business, or small and medium businesses under the Framework Act on Small and Medium Enterprises; or

10.	Other cases, where the Financial Services Commission acknowledges as necessary for the achievement of the purpose of the incorporation of KDB.

(2) KDB shall not conduct the following activities in transaction with the Subsidiary:

1.	To extend credit to the Subsidiary exceeding the limit as set by the Financial Services Commission;

2.	To extend credit backed by the shares issued by the Subsidiary; or

3.	To extend credit to cause any person to buy the shares issued by the Subsidiary.

Article 34. (Limitation on Securities Ownership, Etc.)

KDB shall not engage in the following activities:

1.	To hold shares or securities, whose maturity exceeds three (3) years, in excess of sixty percent (60%) of its net worth; provided, however, that the following securities shall be excluded therefrom:

a.	Shares underwritten by KDB under Subparagraph 2 of Article 18 of the Act;

b.	Bonds issued by the Government, local governments or special corporations established by special statutes;

c.	Monetary Stabilization Bonds issued by the Bank of Korea;

d.	Bonds issued by the funds pursuant to the National Finance Act; or

e.	Any securities acquired through the Government’s contribution to KDB;

2.	To possess real estate other than for business use; provided, however, that the acquisition of real estate by means of execution of mortgage or other security rights shall be excluded therefrom;

3.	To possess real estate for business use in excess of sixty percent (60%) of its net worth; and

4.	To extend loans to executives, directors and employees of KDB or its Subsidiaries; provided, however, that petit loans as specified by the Financial Services Commission shall be excluded therefrom.

Article 35. (Disposition of Non-Business-Purpose Assets, Etc.)

KDB shall dispose of assets in accordance with the rule established by the Financial Services Commission, which shall be prohibited from acquiring or possessing pursuant to this Decree, when it has acquired such assets by means of execution of security rights.

Article 36. (Establishment of Risk Management Systems)

In order to control various managerial risks, KDB shall establish and operate risk management systems which prescribe appropriate operating standards and procedures, enforce comprehensive asset/liability management, and so forth.

Article 37. (Accounting Standards)

The accounting of KDB is subject to the accounting standards under Subparagraph 1 of Paragraph (1) of Article 13 of the Act on External Audit of Stock Companies, and the bank-related accounting standards established by the Financial Services Commission.

Article 38. (Scope of Supervision of Soundness)

Supervision of soundness and inspection conducted by the Financial Services Commission shall be limited to the examination of financial accounting in accordance with Article 22 of the Board of Audit and Inspection Act and matters not subject to the inspection of duties under Article 24 of the same Act.

Article 39. (Direction of Sound Management)

(1) KDB shall classify its assets by safety and soundness on a regular basis, thereby accumulating and maintaining an adequate reserve for possible loan losses; provided, however, that credits to the Government, local governments or Government-invested institutions are exempted from such reserves as required to be set aside.

(2) KDB shall observe the asset management standards established by the Financial Services Commission such as the capital adequacy ratio against the risk-weighted assets, the Korean Won-denominated current assets ratio against the Korean Won current liabilities, and so forth according to the standards set by the Bank for International Settlements.

(3) The Financial Services Commission may demand that KDB take measures necessary to improve its management if KDB’s failures to meet the standards set forth in this Chapter is deemed to cause severe detriment to its sound management.

Article 40. (Disclosure of Management)

KDB shall disclose important information and materials about its management conditions as prescribed by the Financial Services Commission.

Article 41. (Inspection of Documents)

(1) When the Financial Services Commission entrusts the inspection prescribed in Paragraph (1) of Article 36 of the Act to the Governor of the Financial Supervisory Service in accordance with Paragraph (2) of the same Article, it shall have the Governor of the Financial Supervisory Service report in advance the purpose and scope of such inspection in detail.

(2) When the Governor of the Financial Supervisory Service has conducted the inspection entrusted under Paragraph (1), he/she shall immediately report the result to the Financial Services Commission.

Chapter VI. Miscellaneous

Article 42. (Handling of Unique Identification Information)

Where it is unavoidable for the Financial Services Commission (including the person to whom the power of the Financial Services Commission has entrusted under Paragraph (2) of Article 36 of the Act) to conduct the following business, it may handle the materials including the resident registration number, passport number and driver’s license number or alien registration number as prescribed in Article 19 of the Enforcement Decree of the Personal Information protection Act:

1.	Business on the appointment or dismissal of executives under Article 13 of the Act;

2.	Business on the supervision, order and follow-up actions under Paragraph (1) of Article 34 of the Act;

3.	Business on the actions, etc. under Paragraphs (3) through (5) of Article 34 of the Act; and

4.	Business on the request for submission or inspection of the report under Paragraph (1) of Article 36 of the Act and the follow-up actions.

Article 43. (Procedures for Application of Approval)

The Financial Services Commission may establish procedures necessary for the submission of an application for any approval required to be obtained under the Act, and for the supervision of KDB.

Addenda

<Presidential Decree No. 25945, December 31, 2014>

Article 1. (Date of Enforcement)

This Decree shall come into force from and on the date of registration of the merger as prescribed in Paragraph (6) of Article 4 of the Addenda of the wholly amended Korea Development Bank Act (Act No.: 12663).

Article 2. (Repeal of Other Acts)

The Enforcement Decree of the Korea Finance Corporation Act shall be repealed.

Article 3. (Exception to Credit Limit)

Notwithstanding the amended provision of the main sentence of Paragraph (1) of Article 31, with the exception of each of the Subparagraphs, and Subparagraph (1) of Article 32, “twenty five percent (25%)” in the amended provision of the main sentence of Paragraph (1) of Article 31, with the exception of each of Subparagraphs, shall be deemed to be “thirty percent (30%)”, and “twenty percent (20%)” in the amended provision of Paragraph (1) of Article 32 shall be deemed to be “twenty five percent (25%)” for five (5) years from the date of enforcement of this Decree.

Article 4. (Amendment of Other Acts)

(1) Part of the Enforcement Decree of the Introduction and Management of Public Loans Act shall be amended as follows:

Subparagraph 2 of Article 13 shall be amended as follows and Subparagraph 2-2 of the same Article shall be deleted:

2. President of The Korea Development Bank

“the President of The Korea Development Bank or the President of Korea Finance Corporation” in Paragraph (3) of Article 15, with the exception of each of Subparagraphs, shall be “the President of The Korea Development Bank.”

“the President of The Korea Development Bank or the President of Korea Finance Corporation” in Paragraphs (1) and (2) of Article 16, shall be “the President of The Korea Development Bank.”

(2) Part of the Enforcement Decree of the Act on the Improvement of Managerial Structure and Privatization of Public Enterprises shall be amended as follows:

“The Korea Development Bank and Korea Finance Corporation established under the Korea Finance Corporation Act (hereinafter referred to as the “Government, etc.”)” in Article 6 shall be “The Korea Development Bank” (hereinafter referred to as the “Government, etc.”).

Subparagraph 4 of Article 9 shall be deleted.

(3) Part of the Enforcement Decree of the Special Act on the Management of Public Funds shall be amended as follows:

Subparagraph 27 of Article 5 shall be deleted.

“The Korea Development Bank and Korea Finance Corporation under the Korea Finance Corporation Act” in Subparagraph 5 of Article 7 shall be “The Korea Development Bank.”

(4) Part of the Enforcement Decree of the Tourism Promotion and Development Fund Act shall be amended as follows:

“Article 19 of The Korea Development Bank Act” in Article 3 shall be “Article 20 of The Korea Development Bank Act.”

(5) Part of the Enforcement Decree of the State Property Act shall be amended as follows:

Subparagraph 9 of Paragraph (1) of Article 38 shall be deleted. Item 22 of attached Table 1 shall be amended as follows:

22. The Korea Development Bank under The Korea Development Bank Act Item 3 of attached Table 2 shall be deleted.

(6) Part of the Enforcement Decree of the Act on the Structural Improvement of the Financial Industry shall be amended as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” (hereinafter referred to as the “KoFC”) in Article 5-8, with the exception of each of Subparagraphs, shall be “The Korea Development Bank under The Korea Development Bank Act (hereinafter referred to as “KDB”).”

“KoFC” in Article 5-9 shall be “KDB.”

“the President of KoFC” (hereinafter referred to as the “President”) in Paragraph (2) of Article 5-11, with the exception of each of Subparagraphs, shall be “the President of KDB” (hereinafter referred to as the “President”) and “KoFC” in Subparagraph 1 of the same Paragraph shall be “The Korea Development Bank.”

“the President” in Article 5-14 shall be the “President.”

“KoFC” in Paragraph (1) of Article 5-17, with the exception of each of

Subparagraphs, shall be “KDB” and “KoFC” in Paragraph (3) of the same Article shall be “KDB.”

“KoFC’s or” in Paragraphs (1) and (2) of Article 5-18 shall be “KDB’s or” and “KoFC” in Paragraph (3) of the same Article shall be “KDB.”

“KoFC” in Article 5-19 shall be “KDB.”

“KoFC” in the proviso of Paragraph (1) of Article 5-21 shall be “KDB.”

(7) Part of the Enforcement Decree of the Act on Real Name Financial Transactions and Confidentiality shall be amended as follows:

Subparagraph 4 of Article 2 shall be deleted.

(8) Part of the Regulation on Organization of the Financial Services Commission and Institutions Attached Thereto shall be amended as follows:

“The Korea Development Bank, Industrial Bank of Korea and Korea Finance Corporation” in Subparagraph 16 of Paragraph (3) of Article 12 shall be “The Korea Development Bank and Industrial Bank of Korea.”

(9) Part of the Enforcement Decree of the Financial Holding Companies Act shall be amended as follows:

Subparagraph 1 of Paragraph (3) of Article 5 shall be deleted and “The Korea Development Bank” in Subparagraph 4 of the same Paragraph shall be “The Korea Development Bank (hereinafter referred to as “KDB).”

“Korea Finance Corporation” in Subparagraph 3 of Paragraph (1) of Article 6-2 shall be “The Korea Development Bank.”

Subparagraph 5 of Paragraph (1) of Article 17 shall be deleted.

(10) Part of the Enforcement Decree of the Act on the Efficient Disposal of Non-Performing Assets, etc. of Financial Institutions and the Establishment of Korea Asset Management Corporation shall be amended as follows:

Subparagraph 3 of Article 2 shall be deleted.

(11) Part of the Enforcement Decree of the Corporate Restructuring Promotion Act shall be amended as follows:

Subparagraph 1 of Article 8 shall be amended as follows and Subparagraph 4 of the same Article shall be deleted:

1. Articles 33 and 34 of the Enforcement Decree of The Korea Development Bank Act.

(12) Part of the Enforcement Decree of the Corporate Restructuring Investment Companies Act shall be amended as follows:

Subparagraph 5 of Article 2, Subparagraph 4 of Article 3, and Subparagraph 5 of Paragraph (1) of Article 5 shall be deleted.

(13) Part of the Enforcement Decree of the Act on Formation and Operation of Agricultural, Fisheries, and Food Investment Funds shall be amended as follows:

Subparagraph 6 of Paragraph (2) of Article 13 shall be deleted.

(14) Part of the Enforcement Decree of the Act on Special Rural Development Tax shall be amended as follows:

Subparagraphs 1-3 and 1-5 of Paragraph (6) of Article 4 shall be deleted.

(15) Part of the Enforcement Decree of the Act on Special Measures for the Promotion of Venture Businesses shall be amended as follows:

Subparagraph 2-2 of Paragraph (2) of Article 2-3 shall be deleted.

(16) Part of the Enforcement Decree of the Corporate Tax Act shall be amended as follows:

Subparagraph 5 of Paragraph (2) of Article 61 shall be deleted.

(17) Part of the Enforcement Decree of the Insurance Business Act shall be amended as follows:

Subparagraph 11 of Paragraph (3) of Article 6-2 and Subparagraph 46 of Paragraph (2) of Article 19 shall be deleted.

(18) Part of the Enforcement Decree of the Value-Added Tax Act shall be amended as follows:

Subparagraph 8 of Paragraph (3) of Article 40 shall be deleted.

(19) Part of the Enforcement Decree of the Real Estate Investment Company Act shall be amended as follows:

Subparagraph 7 of Paragraph (1) of Article 5, Subparagraph 22 of Article 12-3, and Subparagraph 5 of Paragraph (1) of Article 33 shall be deleted.

(20) Part of the Enforcement Decree of the Act on Public-Private Partnerships in Infrastructure shall be amended as follows:

Subparagraph 4 of Paragraph (1) of Article 38 shall be deleted.

(21) Part of the Enforcement Decree of the Mutual Savings Banks Act shall be amended as follows:

Subparagraph 5 of Paragraph (1) of Article 24 and Subparagraph 46 of Paragraph (1) of Article 27 shall be deleted.

(22) Part of the Enforcement Decree of the Shipowners Mutual Protection and Indemnity Insurance Act shall be amended as follows:

Subparagraph 7 of Article 3 shall be deleted.

(23) Part of the Enforcement Decree of the Income Tax Act shall be amended as follows:

Subparagraph 2 of Paragraph (2) of Article 22-2 shall be amended as follows:

2. Industrial Finance Bonds under Article 23 of The Korea Development Bank Act.

(24) Part of the Enforcement Decree of the Use and Protection of Credit Information Act shall be amended as follows:

Subparagraph 5 of Paragraph (1) of Article 5 shall be deleted.

(25) Part of the Enforcement Decree of the Depositor Protection Act shall be amended as follows:

Subparagraph 7 of Paragraph (3) of Article 15 shall be deleted.

(26) Part of the Enforcement Decree of the Foreign Exchange Transactions Act shall be amended as follows:

Subparagraph 1-2 of Article 7 shall be deleted.

“The Korea Development Bank and Korea Finance Corporation under the Korea Finance Corporation Act” in Subparagraph 1 of Article 14 shall be “The Korea Development Bank.”

Subparagraph 7 of Article 21-2 shall be deleted.

(27) Part of the Enforcement Decree of the Banking Act shall be amended as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” in Subparagraph 3 of Paragraph (1) of Article 4-2 shall be “The Korea Development Bank under The Korea Development Bank Act.”

Subparagraph 43 of Paragraph 1 of Article 13 shall be deleted.

(28) Part of the Enforcement Decree of the Stamp Tax Act shall be amended as follows:

Subparagraph 3 of Article 2-2 shall be deleted.

(29) Part of the Enforcement Decree of the Financial Investment Services and Capital Markets Act shall be amended as follows:

Subparagraph 4-2 of Paragraph (3) of Article 10, Subparagraph 2-2 of Article 25, Subparagraph 47 of Paragraph (1) of Article 27, Subparagraph 32 of Paragraph (1) of Article 119, Subparagraph 19 of Paragraph (1) of Article 297, and Subparagraph 6 of Paragraph (1) of Article 324-3 shall be deleted.

(30) Part of the Enforcement Decree of the Asset-Backed Securitization Act shall be amended as follows:

Subparagraph 12 of Article 2 shall be deleted.

(31) Part of the Enforcement Decree of the Electric Technology Management Act shall be amended as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” in Subparagraph 1 of Paragraph (4) of Article 7-4 shall be “The Korea Development Bank under The Korea Development Bank Act.”

(32) Part of the Enforcement Decree of the Electronic Financial Transactions Act shall be amended as follows:

Subparagraph 1-2 of Article 2 shall be deleted.

(33) Part of the Enforcement Decree of the Restriction of Special Taxation Act shall be amended as follows:

Subparagraph 8 of Paragraph (2) of Article 18 and Subparagraph 1 of Paragraph (1) of Article 42-2 shall be deleted.

“Korea Finance Corporation under the Korea Finance Corporation Act” in Subparagraph 1 of Paragraph (2) of Article 104 shall be “The Korea Development Bank under The Korea Development Bank Act” and “Korea Finance Corporation” shall be “The Korea Development Bank.”

Paragraph (3) of Article 104-19 shall be deleted.

(34) Part of the Enforcement Decree of the Act on External Audit of Stock Companies shall be amended as follows:

“The Korea Development Bank and Korea Finance Corporation under the Korea Finance Corporation Act” in Subparagraph 4 of Paragraph (1) of Article 3-2 shall be “The Korea Development Bank.”

Subparagraph 3 of Article 16-2 shall be deleted.

(35) Part of the Enforcement Decree of the Support for Small and Medium Enterprise Establishment Act shall be amended as follows:

Clause d. 2. k of Subparagraph 1 of Paragraph (4) of Article 10 shall be deleted.

(36) Part of the Enforcement Decree of the Regional Credit Guarantee Foundation Act shall be amended as follows:

Clause ff of Subparagraph 2 of Paragraph (1) of Article 5-2 shall be amended as follows, Clause gg shall be changed to jj, and Clauses gg through ii shall be newly inserted in the same Subparagraph as follows:

ff.

Loans using the loans extended by the former Korea Finance Corporation (referring to Korea Finance Corporation under the Korea Finance Corporation Act prior to its repeal pursuant to Article 2 of the Addenda of the wholly amended Korea Development Bank Act (Act No. 12663));

gg.

Loans using the loans extended by The Korea Development Bank (hereinafter referred to as “KDB”) (limited to the loans extended after the enforcement date of the wholly amended Korea Development Bank Act (Act No. 12663));

hh.	Loans extended by KDB to become the financial resources for the loans prescribed in Clause gg;

ii.

Loans (including the loans extended by KDB after the date of registration of the merger based on the loan agreement entered into by Korea Finance Corporation prior to the date of registration of the merger) in the loan receivables to which KDB has succeeded from Korea Finance Corporation due to the merger as prescribed in Paragraph (2) of Article 6 of the Addenda of the wholly amended Korea Development Bank Act (Act No. 12663));

“Articles 47 and 49 of The Korea Development Bank Act” in Paragraph (3) of Article 5-2 shall be “Articles 34 and 36 of The Korea Development Bank Act.”

(37) Part of the Enforcement Decree of the Bank of Korea Act shall be amended as follows:

“Article 25 of The Korea Development Bank Act” in Clause d of Subparagraph 2 of Article 12-2 shall be “Article 23 of The Korea Development Bank Act.”

Article 5. (Relationship with Other Acts)

(1) Where the provisions in the former Enforcement Decree of The Korea Development Bank Act are cited by other acts or subordinate statues at the time when this Decree comes into force, the relevant provisions in this Decree shall be deemed to have been cited in lieu of the former provisions.

(2) Where the former Enforcement Decree of the Korea Finance Corporation Act is cited by other acts or subordinate statues at the time when this Act comes into force, this Decree shall be deemed to have been cited in lieu of the former Decree.

Addenda

<Presidential Decree No. 26205, April 20, 2015>

(Enforcement Decree of the Act on Special Measures for the Promotion of Specialized Enterprises, Etc. for Materials and Components)

Article 1. (Date of Enforcement) This Decree shall come into force as of April 29, 2015.

Article 2. (Amendment of Other Acts)

Paragraphs (1) to (9). (omitted)

(10) A part of the Enforcement Decree of The Korea Development Bank Act shall be amended as follows:

“Specialized Investment Association for Components and Materials under the Act on Special Measures for the Promotion of Specialized Enterprises, Etc. for Components and Materials” set forth in Subparagraph 8 of Paragraph (1) of Article 33 shall be changed to “Specialized Investment Association for Materials and Components under the Act on Special Measures for the Promotion of Specialized Enterprises, Etc. for Materials and Components.”

Article 3. (omitted)

Addenda

<Presidential Decree No. 26600, October 23, 2015>

(Enforcement Decree of the Financial Investment Services and Capital Markets Act)

Article 1. (Date of Enforcement) This Decree shall come into force as of October 25, 2015. (with the proviso clause omitted.)

Articles 2 to 8. (omitted)

Article 9. (Amendment of Other Acts)

Paragraphs (1) to (17). (omitted)

(18) A part of the Enforcement Decree of The Korea Development Bank Act shall be amended as follows:

“Private Equity Funds for Improving Corporate Structure under Article 20 of the Industrial Development Act” as set forth in Subparagraph 8 of Paragraph (1) of Article 33 shall be changed to “Private Equity Funds Participating in Management for Improving Corporate Structure under Article 20 of the Industrial Development Act”, and “Privately Placed Funds (also Private Equity Funds in Subparagraph 7 of Paragraph (18) of the same Article) under Paragraph (19) of Article 9 of the Financial Investment Services and Capital Markets Act” shall be changed to “Privately Placed Funds under Paragraph (19) of Article 9 of the Financial Investment Services and Capital Markets Act.”

Addendum

<Presidential Decree No. 30677, May 12, 2020>

This Enforcement Decree shall come into effect as of the date of its promulgation.